UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
Inari Medical, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Our Ethos

Patients First.
Always.

Make no small plans.
Ever.

Take care of each other.
Constantly.

INARI MEDICAL®

INARI MEDICAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2024

March 13, 2024

Dear Stockholder:

You are cordially invited to attend the 2024 annual meeting of the stockholders (the “Annual Meeting”) of Inari Medical, Inc., a Delaware corporation (“we,” “us,” “Inari” or the “Company”). The Annual Meeting will be held in a virtual meeting format via a live internet webcast at www.proxydocs.com/NARI on Wednesday, April 24, 2024 at 1:00 p.m. (Pacific Time) for the following purposes:

1.

Elect the four nominees for Class I director to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election are Rebecca Chambers, William Hoffman, Andrew Hykes, and Donald Milder;

2.	Ratify the appointment of BDO USA, P.C. as the independent registered public accounting firm for Inari for the fiscal year ending December 31, 2024;

3.	Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement accompanying this Notice of Annual Meeting of Stockholders; and

4.	Transact any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is February 28, 2024 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and may vote at, the Annual Meeting or any continuation, postponement or adjournment thereof. We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about March 13, 2024, to our stockholders of record on the Record Date.

The 2024 Annual Meeting will be held in a virtual meeting format only, via a live internet webcast, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions via the internet similar to attendance at an in-person meeting. You are cordially invited to attend. If you plan to attend the virtual Annual Meeting, please see the Questions and Answers section below for further important information, including registration requirements.

If you have any questions or need assistance in voting your shares, please write to Inari Investor Relations at IR@inarimedical.com.

By Order of the Board of Directors

Angela Ahmad
General Counsel & Secretary
Irvine, California

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO

VIRTUALLY ATTEND THE ANNUAL MEETING

Whether or not you expect to attend the Annual Meeting, please submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting if you have registered in advance to attend the virtual Annual Meeting at www.proxydocs.com/NARI prior to the registration deadline of April 23, 2024, at 5:00 p.m. (Eastern Time). You will need your control number located with the proxy materials you received for the Annual Meeting to register. Please also note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will be required to obtain a legal proxy issued in your name from that record holder in order to be entitled to vote at the Annual Meeting. Please follow the instructions provided by your broker, bank or other nominee.

i

Inari Medical, Inc.

6001 Oak Canyon, Suite 100

Irvine, CA 92618

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 24, 2024

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers, banks and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker, bank or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We expect that this Proxy Statement and the Notice will be mailed to stockholders on or about March 13, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

April 24, 2024 at 1:00 p.m. (Pacific Time)

via the internet (please visit www.proxydocs.com/NARI for more details)

The Proxy Statement for the 2024 Annual Meeting and Annual Report for the year ended December 31, 2023 are available at: www.proxydocs.com/NARI.

How do I attend the Annual Meeting?

The 2024 annual meeting of stockholders (the “Annual Meeting”) will be held on Wednesday, April 24, 2024 at 1:00 p.m. (Pacific Time) in a virtual meeting format via a live internet webcast at www.proxydocs.com/NARI. You will not be able to attend the Annual Meeting in person. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions via the internet. In order to attend the virtual Annual Meeting you must register with your control number at www.proxydocs.com/NARI prior to the registration deadline of April 23, 2024, at 5:00 p.m. (Eastern Time). Your control number is provided in the Notice or proxy (or voting instruction) card mailed to you. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting. For stockholders of record who have registered you will be permitted to vote and submit questions at the virtual Annual Meeting. For beneficial owners who hold their stock through brokers, banks, or other nominees who wish to vote or ask questions at the virtual Annual Meeting you will need to obtain a legal proxy from your broker, bank, or other nominee and provide that proxy as part of your registration.

On the day of the Annual Meeting, stockholders may begin to login to the virtual Annual Meeting beginning at 12:45 p.m. (Pacific Time), and the Annual Meeting will begin promptly at 1:00 p.m. (Pacific Time). We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, including any difficulties voting or submitting questions. If you encounter any difficulties accessing the virtual meeting through your unique link posted in the instruction, email you receive after you register for the Annual Meeting at www.proxydocs.com/NARI, you may call the technical support number that will be posted in the instruction email you receive after you register for the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy or voting instructions in advance of the Annual Meeting by one of the methods described in these proxy materials.

Information on how to vote at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to record and beneficial stockholders as of the Record Date who have properly registered. To log in and register, stockholders (or their authorized representatives) will need the control number provided on their Notice or proxy (or voting instruction) card.

Can I ask questions at the virtual Annual Meeting?

Stockholders as of our Record Date who have properly registered to attend and participate in our virtual Annual Meeting will have an opportunity to submit questions via the internet during a designated portion of the Annual Meeting. These stockholders may also submit a question in advance of the Annual Meeting by registering at www.proxydocs.com/NARI prior to the registration deadline of 5:00 p.m. Eastern Time on April 23, 2024. Stockholders will be limited to no more than two questions per person. During the Annual Meeting, we will answer as many stockholder submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be published and answered on our website following the Annual Meeting with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on February 28, 2024, the Record Date, or those with a valid proxy from a broker, bank or other nominee that held our shares on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 57,960,555 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If, on February 28, 2024, your shares were registered directly in your name with Inari’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted. You must register in advance at www.proxydocs.com/NARI if you wish to attend and vote at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee, and Plan Shares

If, on February 28, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the organization that holds your shares has sent you the Notice (or, depending on your election, you may have received a printed copy of this proxy statement and our 2023 Annual Report by mail or an electronic copy of those proxy materials by email). The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. The deadline for submitting your voting instructions to your broker, bank or other nominee is listed on the Notice or other proxy materials sent to you. You are also invited to attend the Annual Meeting. If you want to attend the Annual Meeting, you must register in advance at www.proxydocs.com/NARI. If you want to vote virtually at the Annual Meeting, as part of the registration you will be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

What am I voting on?

There are three matters scheduled for a vote:

•	The election of four Class I directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified (“Proposal 1”);

•	The ratification of the appointment of BDO USA, P.C. (“BDO”) as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024 (“Proposal 2”); and

•	The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (“Proposal 3”).

What if another matter is properly brought before the Annual Meeting?

The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy you submit will authorize the persons named therein to vote the shares for which you grant your proxy on those matters in accordance with their discretion.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

1.	“FOR” each of the four Class I director nominees;

2.	“FOR” the ratification of the appointment of BDO as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024; and

3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

How do I vote?

With regard to the election of directors, you may either vote “For” the nominees or you may “Withhold” your vote for any one or more of the nominees you specify. For any other matters to be voted on, you may vote “For” or “Against” or “Abstain” from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways to direct how your shares are voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

Via the Internet	You may submit a proxy over the Internet at www.proxypush.com/NARI 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted through the Internet must be received by 11:59 p.m., Eastern Time, on April 23, 2024.

By Telephone	You may submit a proxy using a touch-tone telephone by calling 1-866-250-6202, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2024.

By Mail	If you received printed proxy materials, you may direct how your shares are voted at the Annual Meeting by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than April 23, 2024, to be voted at the Annual Meeting.

During the Annual Meeting	Instructions on how to vote while participating in the Annual Meeting live via the internet are posted at www.proxypush.com/NARI. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting by using the control number located on your Notice or proxy card. Please register at www.proxydocs.com/NARI prior to the registration deadline of April 23, 2024, at 5:00 p.m., Eastern Time.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive a Notice or voting instruction form (if you received a printed copy of the proxy materials) from your broker, bank or nominee that includes instructions that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you must register in advance at www.proxydocs.com/NARI prior to the registration deadline of April 23, 2024, at 5:00 p.m., Eastern Time. You will be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of February 28, 2024, the Record Date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card, without marking voting selections, your shares will be voted in accordance with the recommendations of the Board, “FOR” the election of all four nominees for Class I director, “FOR” the ratification of the appointment of BDO as the Company’s independent registered public accounting firm, and “FOR” the approval of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your shares will be voted as described above under “—What if another matter is properly brought before the Annual Meeting”.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date by no later than April 23, 2024.

•	You may grant a subsequent timely proxy by telephone or through the internet by no later than April 23, 2024.

•

You may send a timely written notice that you are revoking your proxy to Inari’s Secretary at 6001 Oak Canyon, Suite 100, Irvine, CA 92618 on or before the close of voting for the Annual Meeting; provided, however, that if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to IR@inarimedical.com.

•

You may attend and vote at the Annual Meeting if you have registered to attend the meeting at www.proxydocs.com/NARI prior to the registration deadline of April 23, 2024, at 5:00 p.m. (Eastern Time). Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) votes “For,” votes to “Withhold” and broker non-votes for Proposal No. 1, the proposal to elect directors, and (ii) votes “For,” votes “Against,” votes to “Abstain” and broker non-votes (if applicable) for Proposals No. 2 and No. 3.

What are “broker non-votes”?

If your shares are held in “street name” through a brokerage account, the broker that holds your shares is generally authorized to vote your shares in accordance with voting instructions received from you. If the broker does not receive your voting instructions, the broker may exercise discretionary authority to vote the shares with respect to certain matters that are considered to be “routine” under applicable stock exchange rules but cannot vote the shares with respect to “non-routine” matters. Only Proposal No. 2 (ratification of the appointment of our independent registered public accounting firm) is considered a “routine” matter for this purpose. Brokers do not have discretionary authority to vote on Proposal No. 1 (the election of directors) or Proposal No. 3 (approval, on an advisory basis, of the compensation of our named executive officers), without voting instructions from the beneficial owner. If you do not submit voting instructions and your broker exercises discretion to vote your shares on Proposal No. 2, your shares will constitute “broker non-votes” on Proposal No. 1 and Proposal No. 3. Broker non-votes on Proposal No. 1 and Proposal No. 3 will be counted for the purpose of determining whether a quorum is present at the Annual Meeting, but will not be counted in determining the outcome of those matters.

How many votes are needed to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
No. 1.	Election of Directors – Four Nominees	Plurality	No
No. 2.	Ratification of the Appointment of BDO as the Company’s Independent Registered Public Accounting Firm	Majority Cast	Yes
No. 3.	Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers	Majority Cast	No

Voting Standard

A “Plurality,” with regard to the election of directors, means that the four nominees who receive the most “For” votes cast by the holders of shares either present at the Annual Meeting or represented by proxy will be elected to our Board. The approval by the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non votes), or “Majority Cast,” is required to approve Proposal No. 2 (ratification of the appointment of our independent registered public accounting firm) and Proposal No. 3 (approval, on an advisory basis, of the compensation of our named executive officers).

Accordingly:

•

Proposal No. 1: For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on Proposal No. 1 will be elected as Class I directors to hold office until the 2027 annual meeting of stockholders and until a successor is duly elected and qualified. Shares voted “withhold” and broker non-votes will not be considered votes cast on Proposal No. 1 and will not be counted in determining the outcome of the election of the director nominees.

•

Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions will not be considered votes cast on Proposal No. 2 and thus will have no effect on this proposal. The ratification of the appointment of BDO is a matter on which a broker has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2. Any broker non-votes will not be considered votes cast on Proposal No. 2 and will have no effect on this proposal.

•

Proposal No. 3: To be approved, a majority of the total votes cast on Proposal No. 3 must be voted “For” the approval, on an advisory basis, of the compensation of our named executive officers. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 3 and will have no effect on this proposal.

Please be aware that Proposal 2 and Proposal 3 are advisory only and will not be binding. The Board (including the Audit Committee and the Compensation Committee, as applicable) will review and consider the voting results when making future decisions regarding those matters.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 57,960,555 shares outstanding and entitled to vote. Thus, the holders of at least 28,980,278 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the internet, or a valid proxy is submitted on your behalf by your broker, bank or other nominee, or if you vote at the Annual Meeting. Abstentions, votes to “Withhold” and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Okapi Partners to assist in the solicitation of proxies for a fee of approximately $15,000 plus distribution costs and other expenses.

How can I access the list of stockholders entitled to vote at the Annual Meeting?

A complete list of stockholders of record on the Record Date will be available by request to IR@inarimedical.com for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. To access the list during the Annual Meeting, please follow instructions you receive via email after your successful registration.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you receive more than one Notice or proxy card, your shares may be registered in more than one name or held in different accounts. Please follow the voting instructions on each Notice, proxy card or voting instruction form to ensure that all of your shares are voted.

When are stockholder proposals pursuant to Rule 14a-8 due for inclusion in our proxy statement for next year’s annual meeting?

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than November 13, 2024, and must otherwise comply with Rule 14a-8. Proposals should be sent to our Secretary at 6001 Oak Canyon, Suite 100, Irvine, CA 92618.

When are other proposals and stockholder nominations due for next year’s annual meeting?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to present nominations for director or proposals for consideration at the 2025 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than December 25, 2024 and not later than January 24, 2025 in order to be considered. In the event that the 2025 Annual Meeting is to be held on a date that is more than 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Secretary no earlier than 90 days prior to such annual meeting and no later than the tenth day following the day on which we make a public announcement of the date of the 2025 Annual Meeting.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting must deliver written notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days before the anniversary of the 2024 Annual Meeting, or February 23, 2025. However, if the date of the 2025 Annual Meeting is more than 30 days before or 30 days after the date of the 2024 Annual Meeting, written notice pursuant to Rule 14a-19 must be received by the later of 60 days prior to the date of the 2025 Annual Meeting or the 10th calendar day after our first public announcement of the date of the 2025 Annual Meeting. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Nominations or proposals should be sent in writing to our secretary at 6001 Oak Canyon, Suite 100, Irvine, CA 92618. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2025 Annual Meeting must set forth certain information, which is specified in our Bylaws.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with solicitation of proxies for our 2025 Annual Meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.(1)

If you have any questions or need assistance in voting your shares, please write to Inari Investor Relations at IR@inarimedical.com.

(1)	Reference to the SEC website is not intended to function as a hyperlink and the information contained on the SEC website is not intended to be part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

Under our governing documents, the Board has the power to set the number of directors from time to time by resolution. Our Board of Directors is presently composed of ten members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting, with each director to serve from the time of his or her respective election until the third annual meeting of stockholders following his or her respective election and until his or her respective successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Class I directors consist of Rebecca Chambers, William Hoffman, Andrew Hykes and Donald Milder; Class II directors consist of Dana G. Mead, Jr., Kirk Nielsen and Catherine Szyman; and Class III directors consist of Cynthia Lucchese, Jonathan Root, M.D., and Robert Warner. Kirk Nielsen will retire from our Board at the Annual Meeting.

The nominating and corporate governance committee of the Board has recommended, and the Board has approved, the nomination of each of our Class I directors, Ms. Chambers and Messrs. Hoffman, Hykes and Milder, for re-election for a three-year term expiring at the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of Ms. Chambers and Messrs. Hoffman, Hykes and Milder is currently a director of the Company. Messrs. Hoffman and Midler were previously elected to the Board by our stockholders at our 2021 annual meeting, and each of Ms. Chambers and Mr. Hykes are standing for election by our stockholders for the first time. Mr. Hykes was appointed to the Board in connection with his promotion to serve as our Chief Executive Officer. Ms. Chambers was initially recommended for appointment to the Board by Mr. Hoffman.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Each nominee has agreed to serve if elected. If any nominee should become unable or unwilling for good cause to serve, the named proxies will have discretion to vote properly submitted proxies for a substitute nominee designated by our nominating and corporate governance committee and approved by the Board, or our Board may choose to reduce its size. We have no reason to believe that any nominee named will be unable or unwilling to serve if elected.

Nominees for Director and Continuing Directors

The Board has fixed the authorized number of directors at nine to be effective as of the close of the Annual Meeting. The names and ages of the nominees and continuing directors, and their length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Class Current Term Expires	Independent	AC	CC	NCG
Nominees
Rebecca Chambers	46	June 2021	Class I 2024 Annual Meeting	Yes	F, M, C**	—	—
William Hoffman.	56	February 2015	Class I 2024 Annual Meeting	No	—	—	—
Andrew Hykes	51	January 2023	Class I 2024 Annual Meeting	No	—	—	—
Donald Milder*	70	September 2011	Class I 2024 Annual Meeting	Yes	—	M	—

Continuing Directors**
Dana G. Mead, Jr.	65	October 2021	Class II 2025 Annual Meeting	Yes	—	M	—
Catherine Szyman	57	November 2019	Class II 2025 Annual Meeting	Yes	M**	M	—
Cynthia Lucchese	63	February 2015	Class III 2026 Annual Meeting	Yes	F, C	—	M,C**

Name	Age	Director Since	Class Current Term Expires	Independent	AC	CC	NCG
Jonathan Root, M.D.	64	January 2023	Class III 2026 Annual Meeting	Yes	—	C	M
Robert Warner	57	September 2011	Class III 2026 Annual Meeting	Yes	M	—	—

*: Chair of the Board F: Financial Expert M: Member C: Committee Chair

AC: Audit Committee NCG: Nominating & Corporate Governance Committee  CC: Compensation Committee

** Mr. Nielsen chaired the NCG through March 2024 and served on the CC through July 2023. Ms. Szyman served on the AC through July 2023 and joined the CC in July 2023. Effective April 1, Ms. Lucchese will serve as chair of the NCG and Ms. Chambers will serve as chair of the AC.

Biographical Information of Directors and Director Nominees

A brief biography of each nominee and each continuing director is set forth below, which includes information regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee and the Board to believe that the director should serve on the Board.

Class I Director Nominees

Director since 2021 Age: 46	Rebecca Chambers has served as member of our board of directors since June 2021. Since July 2021, Ms. Chambers has served as the Chief Financial Officer and Executive Vice President of Veracyte, Inc., a publicly traded global genomic diagnostics company. From June 2019 to July 2021, Ms. Chambers served as the Chief Financial Officer of Outset Medical, Inc., a medical technology company pioneering a novel technology to reduce the cost and complexity of dialysis. Prior to that, she was at Illumina, a genetic tools company, where she served in a number of roles: as the Vice President, Financial Planning and Analysis from July 2017 to May 2019, as Vice President, Investor Relations and Treasury from April 2015 to June 2017, and as Senior Director, Investor Relations from October 2012 to April 2015. Previously, Ms. Chambers served as Head of Investor Relations and Corporate Communications at Myriad Genetics, a molecular diagnostic company, from January 2011 to October 2012, and in various roles in investor relations at Life Technologies, a biotechnology company, from May 2009 to December 2010. She also previously held positions with Bank of America, a financial services company, and Millennium Pharmaceuticals, a biopharmaceutical company that was acquired by Takeda Pharmaceuticals Co. Ms. Chambers holds a B.S. from John Carroll University and an M.B.A. from The S.C. Johnson Graduate School of Management, Cornell University.

We believe Ms. Chambers’s extensive healthcare leadership experience in high growth companies qualifies her to serve on our Board.

Director since 2015 Age: 56	William Hoffman has served as a member of our Board since February 2015 and previously served as our Chief Executive Officer and President from February 2015 until December 2022. Mr. Hoffman previously served as Chief Executive Officer at Visualase, Inc., a private company focusing on MRI-guided lasers, from May 2008 until its acquisition by Medtronic PLC, in July 2014. Prior to this, Mr. Hoffman was the Chief Operating Officer of Rubicor Medical, Inc., a private company focusing on minimally invasive breast biopsy and lumpectomy technology, from April 2006 to November 2007. From July 2003 to February 2006, Mr. Hoffman served as Director of Sales and then the Vice President of Sales at FoxHollow Technologies, Inc, a private and later, a public company that makes medical devices used to treat peripheral artery disease. He currently serves on the board of Magenta Medical, Inc., a privately-held company dedicated to the development of miniaturized blood pumps, and is a partner at Vensana Capital, a medtech-focused investment firm. Mr. Hoffman received a B.A. from Dickinson College.

We believe Mr. Hoffman’s extensive management experience in the medical device industry, and his understanding of our business, operations and strategy qualify him to serve on our Board.

Director since 2023 Age: 51	Andrew Hykes has served as our Chief Executive Officer, President and a member of our Board since January 2023. Mr. Hykes previously served as our Chief Operating Officer from October 2020 to December 2022, and as our Chief Commercial Officer since September 2017. From November 2012 to January 2017, Mr. Hykes was the Vice President of Commercial Operations of Sequent Medical Inc., a private company focused on catheter-based neurovascular therapies that was acquired by Terumo Corporation in July 2016. Prior to this, Mr. Hykes worked for Medtronic PLC, a public medical device company, from August 2002 to October 2012, where he held several positions including Vice President of Marketing, Vice President of Clinical and Regulatory Affairs and Director of Investor Relations. From 1995 to 2000, Mr. Hykes worked in healthcare banking for ABN AMRO Bank. Mr. Hykes received his B.B.A. from the University of Wisconsin Madison and an M.B.A. from Harvard Business School.

We believe that Mr. Hykes’ proven medical device operating executive leadership, with broad functional, geographic and sector experience, qualifies him to serve as our Chief Executive Officer and on our Board.

Director since 2011 Age: 70	Donald Milder has served as a member of our Board since September 2011 and as Chair of our Board since December 2019. In 1999, Mr. Milder co-founded Versant Venture Management, LLC, or Versant, where he has been a Managing Director since its inception. Versant is a venture capital firm that invests in medical devices, biotechnology, life science, pharmaceuticals and healthcare sectors. Previously, Mr. Milder was a Managing Director with CPVP Management LP from August 1989 to November 1999, where he was responsible for their healthcare investments. Prior to this, Mr. Milder was the Chief Executive Officer of Infusion Systems Corporation from 1984 to 1989. He currently serves as a board member for several private companies and a charitable foundation. Mr. Milder received a B.A. from Union College and an M.B.A. from Harvard Business School.

We believe Mr. Milder is qualified to serve as a director and as the Chair of our Board due to his extensive experience as a venture capital investor and member of the board of multiple medical device companies.

Continuing Directors
Director since 2019 Age: 63	Cynthia Lucchese has served as a member of our Board since November 2019. From November 2020 through February 2023, Ms. Lucchese was the Chief Strategy Officer of Penske Entertainment Corp., a subsidiary of Penske Corporation, and she served as Chief Administrative Officer and Chief Financial Officer from November 2014 to November 2020. Prior to this, she was Senior Vice President and Chief Financial Officer of Hillenbrand from 2008 to 2014. Ms. Lucchese has more than twenty years of experience with medical device and life sciences companies. including Guidant, Eli Lilly, and Thoratec, where she served as Senior Vice President and Chief Financial Officer. Ms. Lucchese currently serves on the board of CooperCompanies, a global medical device company, where she serves as member of the audit committee and corporate governance and nominating committee. She is also a member of the board of directors of BVI Medical, a privately owned global surgical ophthalmic company, where she serves as chair of the audit committee. Ms. Lucchese is also a member of the Board of Trustees of Indiana University. Ms. Lucchese previously served as a member of the board of directors and chair of the audit committee of Relievant Medsystems from December 2022 until its acquisition by Boston Scientific in November 2023. She served on the board and audit committee of Hanger from May 2015 until its acquisition in October 2022 by Patient Square Capital, and on the board of Intersect ENT from 2014 until its acquisition by Medtronic in May 2022, where she served on the nominating & corporate governance committee and as chair of the audit committee. She also served on the board of Brightpoint from 2009 until its acquisition by Ingram Micro in 2012, where she served as chair of the audit committee and a member of the nominating & corporate governance committee. Ms. Lucchese earned her undergraduate degree in accounting and MBA from the Indiana University Kelley School of Business.

We believe Ms. Lucchese is qualified to serve on our Board because of her extensive experience in accounting, finance, and business strategy, serving as a board member of public companies, and in the medical device industry.

Director since 2021 Age: 65	Dana G. Mead, Jr. has served as a member of our Board since October 2021. From May 2019 to February 2021, Mr. Mead served as President and CEO of HeartFlow, Inc., a medical device company located in Redwood City, CA. From November 2016 to May 2019, Mr. Mead served as the President and Chief Executive Officer of Beaver-Visitec International, a medical device company located in Waltham, MA. Previously, Mr. Mead was a Strategic Advisor and Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, having joined the firm in May 2005 and serving until June 2016. Mr. Mead was at Guidant Corporation, a cardiovascular medical device company, from 1992 to 2005, most recently as President, Guidant Vascular Intervention. Mr. Mead currently serves on the boards of Inspire Medical Systems, Inc. (NYSE: INSP), a medical technology company, where he serves as a member of the audit committee, and Pulmonx Corporation (NASDAQ: LUNG), a medical device company, where he serves as chair of the board. He previously served on the board of Intersect ENT, Inc. until its acquisition by Medtronic Inc. in 2022. Mr. Mead holds a B.A. from Lafayette College and an M.B.A. from the University of Southern California.

We believe Mr. Mead is qualified to serve on our Board due to his extensive leadership experience in the medical device space, and his significant experience serving on public company boards.

Director since 2011 Age: 64

Jonathan Root, M.D. has served as a member of our Board since September 2011. Dr. Root has served as the Managing Member of Presidio Management Group X, LLC and several U.S. Venture Partners’ funds, which are the general partners of various other venture capital funds, since 1998. Dr. Root currently serves on the board of Edgewise Therapeutics, Inc. (NASDAQ: EWTX), a clinical stage biopharmaceutical company focused on treating severe, rare muscle disorders, where he serves as a member of the audit committee and nominating and corporate governance committee. Dr. Root served on the boards of directors of Silverback Therapeutics, Inc., until its acquisition by ARS Pharmaceuticals, Inc., and eFFECTOR Therapeutics, Inc., a NASDAQ listed biopharmaceutical company, from May 2013 to February 2022. Additionally, Dr. Root currently serves on the board of directors for several private companies in the healthcare industry. Dr. Root received an A.B. from Dartmouth College, an M.D. from University of Florida, College of Medicine and an M.B.A. from Columbia Business School.

We believe Dr. Root’s medical, management and directorship experience in the healthcare industry qualifies him to serve on our Board.

Director since 2019 Age: 57	Catherine Szyman has served as a member of our Board since November 2019. Since January 2015, Ms. Szyman has been the Corporate Vice President of Critical Care at Edwards Lifesciences Corp., a public company and global leader in patient-focused medical innovations for structural heart disease and critical care and surgical monitoring. Prior to this, Ms. Szyman worked at Medtronic from 1991 to 2014, where she held a number of roles, including President of Global Diabetes, Vice President of Corporate Strategy and Business Development, Vice President and General Manager for the Endovascular business and Vice President of Finance for the Vascular business. Ms. Szyman currently serves on the board of Outset Medical, Inc. (NASDAQ: OM), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, where she serves as a member of the compensation committee. Ms. Szyman has a B.A. from University of St. Thomas and an M.B.A. from Harvard Business School.

We believe Ms. Szyman is qualified to serve on our Board because of her extensive leadership experience and knowledge of medical device companies.

Director since 2022 Age: 57	Robert Warner has served as a member of our Board since March 2022. From August 2015 to February 2018, Mr. Warner served as President and General Manager of Alcon Vision Care Franchise (Alcon), an eye care device company with complimentary business in surgical and vision care. Prior to that, Mr. Warner served as President, U.S. and Canada, for Alcon from January 2012 to July 2015 and as President, Canada and Latin America, for Alcon from November 2010 to January 2012. From January 2005 to October 2010, Mr. Warner served in positions of increasing responsibility for Alcon. Mr. Warner was a member of the Alcon Executive Leadership Team for over 10 years and led the Alcon transition from Nestle to Novartis majority ownership. Since August 2021, Mr. Warner has served on the board of directors of RXSight, Inc. (NASDAQ: RXST), a commercial-stage medical technology company dedicated to improving the vision of patients through cataract surgery, where he also serves as chair of the nominating and corporate governance committee and as a member of the compensation committee. Mr. Warner currently serves on the board of two private medical device companies, i-Lumen Scientific, where he is also a member of the compensation committee, and EyeYon Medical, where he also serves as Chairman. In addition, Mr. Warner is a board member of GRACE, the Grapevine Relief and Community Exchange, a nonprofit relief agency that provides vital necessities to people who are struggling with a limited income or recent emergency. Mr. Warner holds a B.S. in Chemistry from Pace University and an MBA from Rutgers University.

We believe Mr. Warner’s decades of executive operating experience, including internationally, qualifies him to serve on our Board.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NAMED CLASS I DIRECTOR NOMINEES. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

THE BOARD OF DIRECTORS AND CERTAIN CORPORATE GOVERNANCE MATTERS

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Ethics and Conduct, described below, can be found in the Governance section of the Investor Relations section of our website at www.inarimedical.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: Angela Ahmad, General Counsel & Secretary, c/o Inari Medical, Inc., 6001 Oak Canyon, Suite 100, Irvine, CA 92618. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

BOARD COMPOSITION

Our Board currently consists of ten members. In accordance with our Restated Certificate of Incorporation and our Bylaws, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, our directors will be elected to succeed the class of directors whose terms have expired. Our current directors are divided among the three classes as follows:

•	Class I directors consist of Rebecca Chambers, William Hoffman, Andrew Hykes and Donald Milder, whose terms expire at the Annual Meeting;

•

Class II directors consist of Dana G. Mead, Jr., Kirk Nielsen and Catherine Szyman, whose terms expire at the 2025 Annual Meeting except that Mr. Nielsen will retire from the Board at the Annual Meeting; and

•	Class III directors consist of Cynthia Lucchese, Jonathan Root, M.D. and Robert Warner, whose terms expire at the 2026 annual meeting of stockholders.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal. The Board has fixed the authorized number of directors at nine to be effective as of the Annual Meeting.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board has affirmatively determined that each of Mses. Chambers, Lucchese and Szyman, Dr. Root, and Messrs. Mead, Milder, Nielson, and Warner are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the “Independent Directors”). Messrs. Hoffman and Hykes are not independent directors as a result of their former and current position as our Chief Executive Officer, respectively. In making these independence determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions”. There are no family relationships among any of our directors or between any director and any of our executive officers.

BOARD LEADERSHIP STRUCTURE

The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chair of the Board and Chief Executive Officer in any manner that it determines to be in the best interests of the Company at any point in time.

The Board reviews its leadership structure periodically as part of its annual self-assessment process and the Board reaffirms the selection of the Chair annually. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. The Board believes that the current Board leadership structure, with Mr. Milder serving as our Chair and Mr. Hykes serving as our Chief Executive Officer, provides effective independent oversight of management. Our Independent Directors bring experience, oversight and expertise from outside of our Company, while Mr. Hykes brings Company-specific experience, expertise and leadership.

The Board does not have a lead Independent Director since our Chair is independent. Our Corporate Governance Guidelines provide that our Independent Directors meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but no less than twice per year. The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. In addition, all members of the audit committee, the nominating and corporate governance committee and the compensation committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

BOARD DIVERSITY

We consider diversity, such as gender, race and ethnicity, and diversity of backgrounds, in identifying director nominees and view such characteristics as meaningful factors to consider, but do not have a formal diversity policy. The following table shows an overview of the current composition of our Board:

Board Diversity Matrix (As of March 13, 2024)
Board Size:
Total Number of Directors	10

	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	3	7	0	0
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian (other than South Asian)	0	0	0	0
South Asian	0	0	0	0
Hispanic or Latino	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	6	0	0
Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	1
Persons with Disabilities	0

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting, as well as our policies with respect to enterprise risk management, including data security practices and cybersecurity threats. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. The compensation committee considers our compensation policies and practices, applicable to all employees, with the input and assistance of management, to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on the Company. The compensation committee has determined that the implementation and structure of the compensation policies and practices do not encourage unnecessary and inappropriate risks that are reasonably likely to have a material adverse effect on the Company. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended December 31, 2023, the Board held eight meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to director attendance. Nine of our 10 directors serving on our Board in May 2023 attended our 2023 Annual Meeting of Stockholders.

Our non-employee directors meet from time to time and at least annually in executive session.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process and assists our Board in its oversight of (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our risk assessment and risk management program, (iv) the qualifications, independence and performance of our independent auditor and (v) the design and implementation of our internal audit function and internal controls. Our audit committee operates under a written charter and is responsible for, among other things:

•

appointing, compensating, retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•	reviewing and discussing policies with respect to financial risk assessment and risk management;

•	reviewing and discussing our legal, regulatory, and ethical compliance programs;

•	reviewing and discussing with management policies and risks related to information systems, data privacy and cybersecurity;

•	reviewing our internal audit function and overseeing the internal auditor;

•	reviewing and discussing our annual and quarterly financial statements with management and our independent auditor; and

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee currently consists of Mses. Chambers, Lucchese and Mr. Warner, with Ms. Lucchese serving as chair. Ms. Szyman also served on the audit committee until she joined the compensation committee in July 2023. Our Board has affirmatively determined that Ms. Chambers, Ms. Lucchese and Mr. Warner meet, and during the period of her service in 2023, Ms. Szyman met, the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Ms. Lucchese and Ms. Chambers are each an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Each member of our audit committee is financially literate.

The audit committee held four meetings in 2023.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs relating to our directors and executive officers. Our compensation committee operates under a written charter and is responsible for, among other things:

•	reviewing our compensation philosophy and annually reviewing our executive compensation and benefit policies and programs;

•

reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and (either alone or, if directed by the Board, in conjunction with a majority of the independent directors on the Board) setting our Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•	reviewing and making recommendations to our Board regarding director compensation;

•	reviewing policies and programs concerning perquisite benefits and non-cash or other benefits for our executive officers;

•	engaging in risk assessments of our compensation programs;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements;

•	establishing stock ownership guidelines for our executive officers and directors and monitoring compliance;

•	reviewing and overseeing the administration of our clawback policy and recommending any proposed changes to the Board;

•	overseeing our human capital management efforts and related disclosures;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure; and

•	appointing, compensating and overseeing any compensation consultants.

Our compensation committee currently consists of Messrs. Milder, Mead and Dr. Root, and Ms. Szyman, with Dr. Root serving as chair through the end of March 2024 and Mr. Mead becoming chair effective April 1, 2024. Mr. Nielsen also served on the compensation committee through July 2023. The composition of our compensation committee meets the requirements for independence under the current Nasdaq listing standards. In making the determination regarding the independence of each member of the compensation committee, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Each member of the compensation committee is a non-employee director, as defined in Rule 16b-3 under the Exchange Act.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the compensation committee. The compensation committee charter requires that the compensation committee meet as often as it determines is appropriate to carry out its responsibilities under the charter. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with other compensation committee members, management and the compensation committee’s independent advisors. The compensation committee also meets regularly in executive session. Our Chief Executive Officer, our Chief Financial Officer, our General Counsel, and our Vice President, Human Resources, in addition to the compensation committee’s independent advisors, may attend portions of the compensation committee meetings for the purpose of providing analysis and information to assist management with their recommendations on various compensation matters. Management does not participate in the executive sessions of the compensation committee.

In April 2022, the compensation committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as an independent advisor to the compensation committee. FW Cook reports directly to the compensation committee, which retains sole authority to direct the work of and engage FW Cook. During 2023, FW Cook conducted an analysis and provided advice on, among other things, the equity compensation granted to our executive officers, including our Chief Executive Officer, peer group selection and our clawback policy. As part of its analysis, FW Cook collected and analyzed compensation information from a peer group of comparable public companies.

The compensation committee, taking into account the various factors prescribed by Nasdaq regarding the independence of compensation consultants, reviewed FW Cook’s independence and does not believe that retaining FW Cook results in any conflict of interest.

The compensation committee held eight meetings during 2023.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee assists our Board in overseeing corporate governance matters and in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter and is responsible for, among other things:

•	identifying individuals qualified to become members of our Board, consistent with criteria set forth in the corporate governance guidelines and any additional criteria approved by our Board;

•	recommending to our Board the nominees for election to our Board at annual meetings of our stockholders;

•	reviewing Board committee structure and membership;

•	overseeing programs and practices on ESG topics, including environmental sustainability and climate change, governance and social matters;

•	overseeing the evaluation of our Board and Committees;

•	reviewing and reassessing compliance with the code of ethics and conduct and recommend any proposed changes to our Board; and

•	developing and recommending to our Board any proposed changes to our corporate governance guidelines and principles.

Our nominating and corporate governance committee currently consists of Mr. Nielsen, Dr. Root and Ms. Lucchese, with Mr. Nielsen serving as chair through the end of March 2024 and Ms. Lucchese becoming chair effective April 1, 2024. In connection with his retirement at the Annual Meeting, Mr. Nielsen will no longer serve on our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.

The nominating and corporate governance committee held three meetings in 2023.

Procedures of the Nominating and Corporate Governance Committee

In connection with nominating directors for re-election at the Annual Meeting and periodically throughout the year, the nominating and corporate governance committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must have a mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The Board considers the following factors and qualifications, without limitation:

•	the appropriate size and overall diversity of the Board;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	familiarity and experience with legal and regulatory requirements; and

•	experience with accounting rules and practices.

Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee periodically reviews the composition of the Board in light of then current challenges and needs of the Board and the Company and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, skills, background and experience. Although the nominating and corporate governance committee does not have a formal policy regarding diversity on the Board, the nominating and corporate governance committee is sensitive to the importance of nominating persons with different perspectives, backgrounds and experience to enhance the deliberation and decision-making processes of the Board. The nominating and corporate governance committee also considers applicable laws and regulations.

Once the nominating and corporate governance committee and the Board determine that it is appropriate to add a new director, either to fill a vacancy or as a new position, the nominating and corporate governance committee uses a flexible set of procedures in selecting individual director candidates. This flexibility allows the nominating and corporate governance committee to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the nominating and corporate governance committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. The nominating and corporate governance committee may consider candidates recommended by management, by members of the nominating and corporate governance committee, by the Board, by stockholders or by a third party it may engage to conduct a search for possible candidates.

Once candidates are identified, the nominating and corporate governance committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. In identifying and evaluating potential nominees to serve as directors, the nominating and corporate governance committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate.

If the nominating and corporate governance committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current Class I directors have been recommended by the nominating and corporate governance committee to the Board for election or reelection, as applicable, as our directors at the Annual Meeting, and the Board has approved such recommendations.

Stockholders who wish to recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Secretary, 6001 Oak Canyon, Suite 100, Irvine, CA 92618. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time. We also provide a question-and-answer session at our Annual Meeting.

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at 6001 Oak Canyon, Suite 100, Irvine, CA 92618, c/o Angela Ahmad, General Counsel & Secretary. All appropriate communications received by Ms. Ahmad will be sent directly to the Board or to the particular director.

CODE OF ETHICS AND CONDUCT

Our Board of Directors has adopted a code of ethics and conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics and conduct is available in the Governance section of the Investor Relations section of our website at www.inarimedical.com. Information on or accessible through our website is not incorporated by reference in this Proxy Statement. We intend to disclose future amendments to our code of ethics and conduct, or any waivers of such code, on our website or in public filings as required by applicable Nasdaq listing standards and SEC rules.

DIRECTOR COMPENSATION

The Compensation Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors annually, as required by its charter. For 2023, our director compensation program consisted of the following components:

Cash Compensation. During 2023, we paid an annual retainer to our non-employee directors of $50,000. We also paid an additional $48,000 retainer to the Chairman of the Board. Each non-employee director received additional retainers for service on the committees, as follows:

Committee	Chair Retainer	Membership Retainer
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating and Corporate Governance	$10,000	$5,000

Equity Compensation. Our non-employee directors were also eligible to receive equity compensation during 2023 as described below.

Initial Grant. Upon appointment to the Board, a non-employee director who is initially elected or appointed to serve on the Board automatically shall be granted a restricted stock unit (RSU) award with a grant date value of approximately $160,000 on the date on which such director is appointed or elected to serve on the Board and which vests in substantially equal installments on each of the first, second and third anniversary of the applicable grant date, subject to such director’s continued service through the applicable vesting date.

Annual Grant. A non-employee director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders each calendar year shall be granted, on such annual meeting date, RSUs with a grant date value of approximately $160,000, which shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the director’s continued service through the applicable vesting date.

The number of shares of our common stock subject to an initial grant or annual grant will be determined by dividing the grant date value of the initial grant or annual grant (as applicable) by the trailing 30-day average closing price for our common stock through and including the date prior to the applicable grant date.

Each such award will vest in full upon a change in control of our company (as defined in the Company’s 2020 Incentive Award Plan (the “2020 Plan”)).

In 2023, the Compensation Committee reviewed the compensation of the non-employee directors and considered information provided by FW Cook with respect to peer group benchmarking. Following the review, the Compensation Committee recommended, and in October 2023, the Board approved the following changes to director compensation to better align with the median pay for our peer group: (i) an increase to the annual cash retainer from $50,000 to $55,000, (ii) an increase to the initial grant of RSUs upon joining the Board from $160,000 to $175,000 and pro-ration of the initial RSU grant for any director joining our Board in between annual meetings, and (iii) an increase to the annual RSU grant from $160,000 to $175,000. The amendments to our Non-Employee Director Compensation Program became effective as of January 1, 2024.

Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2020 Plan.

 2023 Director Compensation Table

The following table sets forth information concerning the compensation paid or awarded to each individual who served as a non-employee director at any time during 2023. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings. All compensation paid to Mr. Hykes, our Chief Executive Officer, is reported below in the “Summary Compensation Table.” Mr. Hykes did not receive additional compensation for his services as a director during 2023.

Director Compensation in 2023

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Current Directors
Rebecca Chambers	60,000	160,928	220,928
William Hoffman	37,500	160,928	198,428
Cynthia Lucchese	75,000	160,928	235,928
Dana G. Mead, Jr.	57,500	160,968	218,428
Donald Milder	105,500	160,968	266,428
Kirk Nielsen	66,134	160,968	227,062
Jonathan Root, M.D.	70,000	160,968	230,928
Catherine Szyman	59,544	160,968	220,472
Robert Warner	60,000	160,968	220,928

(1)	Reflects cash compensation paid to each director in 2023 for service on the Board and one or more Committees of the Board.
(2)

Consists of 2,412 RSUs granted on May 18, 2023. The amounts shown in this column do not reflect dollar amounts actually received by the directors. Instead, these amounts reflect the aggregate grant date fair value of 2,412 RSUs computed in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (which attributed a value of $66.72 per share, the closing price of our common stock on May 18, 2023). No stock options were granted to non-employee directors during 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The table below sets forth those non-employee directors for the year ended December 31, 2023 who had RSU or stock options outstanding as of December 31, 2023, and the number outstanding as of that date.

Name	Outstanding Stock Awards (#)		Outstanding Option Awards (#)
Current Directors
Rebecca Chambers	3,062		—
William Hoffman	33,680	(1)
Cynthia Lucchese	2,412		49,179
Donald Milder	2,412		—
Dana G. Mead, Jr.	3,142		—
Kirk Nielsen	2,412		—
Jonathan Root, M.D.	2,412		—
Catherine Szyman	2,412		49,179
Robert Warner	4,539		—

(1)	Includes outstanding restricted stock units awarded to Mr. Hoffman in 2021 and 2022 in his role as our former Chief Executive Officer.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and the Board is submitting this appointment to our stockholders for ratification at the Annual Meeting. BDO has served as our independent registered public accounting firm since May 2019. Representatives of BDO plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of BDO as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain BDO. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The following is a summary of the fees and services provided by BDO to the Company for fiscal years 2022 and 2023:

	Fiscal Year Ended December 31,
Description of Services	2023	2022
Audit Fees (1)	$1,263,307	$793,239
Audit Related Fees (2)	$39,392	$24,150
Tax Fees	$—	$—
All Other Fees(3)	$—	$—

TOTAL	$1,302,699	$817,389

(1)

Audit fees for BDO for 2023 and 2022 were for professional services rendered for the audits of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees for 2023 were for services rendered for the audit of LimFlow performed by BDO following the closing of our acquisition of LimFlow. Audit related fees for 2022 were an audit of our 401(k) plan performed by BDO.

The audit committee or the chair of the audit committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the audit committee. The audit committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.

Report of the Audit Committee of the Board of Directors

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2023, the audit committee met and held discussions with management and BDO, the Company’s independent registered public accounting firm. Management has represented to the audit committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2023 were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the audited consolidated financial statements of the Company with management of the Company and with BDO.

In addition, the audit committee has reviewed and discussed with BDO: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the Securities and Exchange Commission (the “SEC”); and (ii) the written disclosures and the letter received from BDO required by applicable requirements of PCAOB regarding BDO’s communications with the audit committee concerning independence and the independence of BDO from the Company and its management. Based on this review and discussion, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted by the members of the audit committee of the Board of Directors as of February 28, 2024, the date as of which the 10-K was filed:

Cynthia Lucchese, Chair

Rebecca Chambers

Robert Warner

PROPOSAL 3—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement. This proposal, commonly known as “say-on-pay” proposal, is not intended to address any specific item or compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement.

The Compensation of the Company’s NEOs subject to this advisory vote is disclosed in this proxy statement under the Section entitled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement. As described in detail in these disclosures, the Company’s compensation philosophy is to maintain a straight-forward executive compensation program that fosters an ownership mentality by emphasizing the long-term equity compensation coupled with cash compensation in the form of a base salary and incentive cash program that meets current needs. Please read the Compensation Discussion and Analysis and the compensation tables that follow it for additional details about the Company’s executive compensation programs, including information about the fiscal 2023 compensation of the Company’s NEOs.

Accordingly, the Board requests your advisory vote to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby APPROVED.”

This proposal to approve the compensation paid to our NEOs is an advisory vote only and will not be binding on us, the Board, or our compensation committee. However, the Board and the compensation committee value the opinions expressed by stockholders in their votes on this Proposal and will consider the outcome of the vote when considering future executive compensation arrangements. Our current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting. It is expected that the next such vote will occur at the 2025 annual meeting.

THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock by each stockholder known by the Company to own beneficially more than 5% of the Company’s common stock as of February 28, 2024.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, or pursuant to vesting of RSUs, within 60 days following February 28, 2024. In accordance with SEC rules, shares issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such equity awards but are not outstanding for computing the percentage of any other person. The percentage ownership of our common stock is based on 57,960,555 shares of our common stock issued and outstanding as of February 28, 2024.

Unless otherwise indicated, the mailing address of each of the stockholders below is c/o Inari Medical, Inc., 6001 Oak Canyon, Suite 100, Irvine, CA 92618. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
BlackRock, Inc. (1)	6,696,598	11.6%
The Vanguard Group (2)	5,038,292	8.7%
Wellington Management (3)	4,563,325	7.9%
Directors and Named Executive Officers
Donald Milder (4)	3,086,714	5.3%
William Hoffman (5)	1,017,752	1.8%
Rebecca Chambers (6)	6,132	*
Cynthia Lucchese (7)	84,022	*
Dana G. Mead, Jr. (6)	6,292	*
Kirk Nielsen (6)	61,479	*
Jonathan Root, M.D. (6)	537,023	*
Catherine Szyman (7)	68,022	*
Robert K. Warner (6)	5,896	*
Mitchell Hill (8)	232,254	*
Andrew Hykes (9)	593,316	1%
Thomas Tu, M.D. (10)	449,337	*
All current executive officers and directors as a group (12 persons) (11)	6,148,239	10.6%

*	Represents less than 1% of Inari’s outstanding common stock.
(1)

Based solely on a Schedule 13G/A filed with the SEC on January 24, 2024, by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 6,602,974 shares and sole dispositive power with respect to 6,696,598 shares. The address reported on the Schedule 13G/A is 50 Hudson Yards, New York, NY 10001.

(2)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the beneficial owner of 5,038,292 shares and reports shared voting power with respect to 93,374 shares, sole dispositive power with respect to 4,888,975 shares and shared dispositive power with respect to 149,317 shares. The address reported on the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2024, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and

Wellington Management Company LLP. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each report shared voting power with respect to 4,072,713 shares and shared dispositive power with respect to 4,563,325 shares. Wellington Management Company LLP reports shared voting power with respect to 4,049,170 shares and shared dispositive power with respect to 4,428,003 shares. The securities as to which the Schedule was filed by Wellington Management Group LLP, as parent holding company of certain holding companies, are owned of record by clients of one or more investment advisers. The address reported on the Schedule 13G/A for each of these entities is 280 Congress Street Boston, MA 02210.
(4)

Includes 2,412 shares of common stock subject to RSUs that vest within 60 days following February 28, 2024 and 2,831,714 shares of common stock held of record by Milder Community Property Trust DTD 11/7/91, amended and restated 11/20/98, amended 3/20/01 for the benefit of Donald B. Milder, or the Milder Community Property Trust.

(5)	Includes 4,067 shares of common stock subject to RSUs that are exercisable or vest within 60 days following February 28, 2024.
(6)	Includes 2,412 shares of common stock subject to RSUs that vest within 60 days following February 28, 2024.
(7)	Includes 49,719 shares of common stock subject to options and 2,412 of common stock subject to RSUs that vest within 60 days following February 28, 2024.
(8)	Includes 100,678 shares of common stock subject to options and 4,177 shares of common stock subject to RSUs that are exercisable or vest within 60 days following February 28, 2024.
(9)	Includes 209,848 shares of common stock subject to options and 5,418 shares of common stock subject to RSUs that are exercisable or vest within 60 days following February 28, 2024.
(10)	Includes 154,656 shares of common stock subject to options and 4,177 shares of common stock subject to RSUs that are exercisable or vest within 60 days following February 28, 2024.
(11)	Includes 564,620 shares of common stock subject to options and 37,135 shares of common stock subject to RSUs that are exercisable or vest within 60 days following February 28, 2024.

Information about our Executive Officers

The following table sets forth certain information concerning our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Andrew Hykes	51	President, Chief Executive Officer & Director
Mitchell Hill	65	Chief Financial Officer
Thomas Tu, M.D.	51	Chief Medical Officer

There are no family relationships between any of our directors and any of our executive officers.

Mr. Hykes’ biography can be found above with the biographies of the other members of the Board. Biographies for our other executive officers are below.

Chief Financial Officer since 2019 Age: 65	Mitchell Hill has served as our Chief Financial Officer since March 2019. From June 2018 to February 2019, Mr. Hill served as the Chief Executive Officer and as a member of the board of directors of Flow Lighting Technologies, Inc., a private company specializing in cloud-based software. From August 2017 to June 2018, Mr. Hill served as a member of the board of directors of LIVMOR, Inc., a private company focusing on digital health solutions for remote patient monitoring. From September 2015 to May 2018, Mr. Hill served as a member of the board of directors and audit committee of Ominto, Inc., a private company with global operations in the e-commerce, marketing and entertainment industries. From March 2013 to March 2015, Mr. Hill was the Executive Vice President and Chief Financial Officer of Alphaeon Corporation, a private company serving healthcare providers in the self-pay medical field. Prior to 2013, Mr. Hill served as Chief Financial Officer at a number of companies, including Cameron Health, Inc., Visiogen Inc., Insight Health Services Holdings Corp., BMS Reimbursement Management, Buy.com, Inc. and Walt Disney Imagineering and Disney Development Co. Mr. Hill received his B.S. in Business Accounting from Brigham Young University and an M.B.A. from Harvard Business School.

Chief Medical Officer since 2019 Age: 51	Thomas Tu, M.D. has served as our Chief Medical Officer since July 2019. From June 2003 to June 2019, Dr. Tu was in clinical practice at Baptist Health Hospital in Louisville, Kentucky, where he also served as director of the cardiac catheterization laboratory. Dr. Tu previously served as the chairs of the Political Action Committee and Emerging Leadership Mentorship Programs of the Society for Cardiovascular Angiography & Interventions. Dr. Tu completed his training in internal medicine, cardiology, interventional cardiology, peripheral interventions at Massachusetts General Hospital and Beth Israel Deaconess Medical Center in Boston, Massachusetts. Dr. Tu is board-certified in internal medicine, cardiovascular disease, and interventional cardiology. Dr. Tu received his B.A. from the University of Virginia and his M.D. from Harvard Medical School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis is intended to assist our stockholders in their efforts to understand our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for 2023. It also explains how we determined the material elements of compensation for our Chief Executive Officer, our Chief Financial Officer, and our only other executive officer (other than our CEO and CFO) in 2023, and whom we refer to as our “named executive officers” or “NEOs.” The following is a list of our NEOs during 2023:

•	Andrew Hykes, President and Chief Executive Officer,

•	Mitchell Hill, Chief Financial Officer,

•	Thomas Tu, M.D., Chief Medical Officer.

2023 Key Business Highlights

Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underserved health needs. In addition to our purpose-built solutions, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and our other emerging therapies.

2023 was another exceptional year for our patients, employees, and company. We treated a record number of patients and delivered substantial growth in revenue while continuing to make significant investments in our core products and new disease states. In addition to our strong financial performance in the VTE business, we announced and completed our first acquisition, adding LimFlow to the Inari family of products and establishing a new growth driver and opportunity to treat no option chronic limb-threatening ischemia (CLTI) patients—a significant unmet need.

Key financial and operating highlights for 2023 include the following:

•

We reported revenue of $493.6 million for the year ended December 31, 2023, representing a ~29% increase over the prior year. Most of our growth came from VTE procedure volume, with additional contributions from our emerging therapies and international business.

•	During the year, we surpassed 100,000 VTE patients treated since we began commercializing in 2018.

•	We launched six new products—three VTE toolkit enhancements and three incremental revenue opportunities.

•	We made significant progress in our randomized control trials across both pulmonary embolism (PE) and deep vein thrombosis (DVT).

•

In PE, we nearly completed enrollment in our first randomized control trial, PEERLESS, a prospective, multicenter trial that is evaluating FlowTriever’s performance in patients with intermediate risk PE compared to patients treated with catheter-directed thrombolysis.

•

We also announced the enrollment of the first patient in PEERLESS II, a prospective, global, multi-center randomized controlled trial compares the outcomes of intermediate-risk acute PE patients treated with the FlowTriever® System plus anticoagulation therapy against those treated with traditional anticoagulation therapy alone.

•	In DVT, we launched DEFIANCE, our first randomized control trial evaluating ClotTriever’s performance in patients with moderate to severe iliofemoral DVT.

•	We continued to expand into international markets, including Asia Pacific, Canada, Europe and Latin America, which in the aggregate accounted for ~5% of 2023 revenue.

•	We continued to advance customers in VTE Excellence, our programmatic approach to driving adoption of thrombectomy across our approximately 1,600 U.S. hospital customers.

2023 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as detailed below, the Compensation Committee (the Committee) took the following key actions with respect to the total compensation of our NEOs for and during 2023:

•	Base Salary—approved base salary increases for our NEOs that position them competitively with similarly situated executive officers in our peer group.

•	Annual Bonus—approved a cash-based incentive plan with pre-set, objective financial and operational performance measures. The 2023 payout was 118% of target.

•

Equity Incentives—approved awards of restricted stock units and stock options to provide a competitive total compensation opportunity, align executive and stockholder interests, and motivate and retain our NEOs.

Executive Compensation Philosophy

Our compensation programs are designed to:

•	Align the interests of our executives with business priorities and stockholders.

•	Attract, retain, engage, and motivate talented executive officers

•	Remain market competitive and internally equitable

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2023, the following executive compensation policies and practices were in place to drive performance and either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do ✓	What We Don’t Do X
Maintain an Independent Compensation Committee	No guaranteed compensation

Retain an Independent Compensation Consultant	No excise tax payments

Annual executive compensation review	No special retirement, health or welfare benefits

Emphasize long-term equity compensation	No backdating or repricing of stock options

Require minimum share ownership for our Directors and NEOs	No hedging or pledging of Inari securities

Clawback policy that complies with applicable SEC and Nasdaq rules

Double-trigger change-in-control benefits

Offer Limited Perquisites

PROCESS FOR DETERMINATION OF COMPENSATION

Role of Compensation Committee

The Committee establishes our compensation philosophy, program design and structure, and other elements of executive compensation, and reviews and approves the compensation of the NEOs. The Committee solicits input from and relies on advice from an independent outside compensation consultant.

Role of the Chief Executive Officer

The Committee works with our CEO and the independent compensation consultant to set compensation levels for the executive officers reporting into the CEO. As part of this process, our CEO evaluates the executive officers and determines and delivers his recommendations to the Committee. The Committee gives significant weight to the recommendations of the CEO but makes the ultimate determination regarding the compensation of the executive officers.

Our CEO does not make recommendations to the Committee about his own compensation.

Role of Compensation Consultant

The Committee has engaged FW Cook, an independent outside compensation consulting firm to advise the Committee on all items related to executive compensation. FW Cook conducts an annual competitive market analysis of total compensation of our NEOs, provides compensation trends and information on regulatory developments, counsels the Committee on program design, specific compensation decisions related to our CEO and other senior officers. Additionally, FW Cook provides a review of Board of Director compensation.

Consistent with Nasdaq listing standards, the Committee reviews and confirms the independence of its outside consultants on an annual basis. The Committee assessed the independence of FW Cook considering each of the factors set forth by the SEC and Nasdaq with respect to an adviser’s independence. The Committee determined that FW Cook was independent within the meaning of the Committee’s charter and the Nasdaq rules, and the work of FW Cook for the Committee has not raised any conflicts of interest.

Compensation Peer Group and Peer Selection Process

The Committee considers relevant market data when determining executive compensation programs and pay levels. To enable our ability to benchmark competitive compensation levels and practices the Committee establishes a compensation peer group. The Committee selected the companies that make up the Peer Group after discussion with FW Cook. The peer group selection approach starts with all publicly-traded companies in the S&P’s Capital IQ database, which are then limited in the Global Industry Classification Standards industries to the Health Care Equipment and Services and Life Sciences Tools and Services. The following criteria is then evaluated:

•	Company size – revenue, market capitalization, and number of employees

•	Industry and global reach

•	Cost structures and business models

FW Cook recommended the following changes from Inari’s peer group in 2022:

Add	Remove
Artivion	Adaptive Biotechnologies

LivaNova	NanoString Technologies

NovoCure

The following 17 companies were included in our peer group for 2023 and informed decisions related to our executive officer and board of director compensation programs.

Peer Group
Abiomed	AngioDynamics	Artivion

AtriCure	Axonics	Cardiovascular Systems

Glaukos	Inspire Medical Systems	iRhythm Technologies

LivaNova	Nevro	NovoCure

Penumbra	ShockWave Medical	Silk Road Medical

STAAR Surgical Company	Tandem Diabetes Care

The Committee reviewed our peer group in July 2023 with the support of FW Cook to inform our 2024 compensation program. The Committee approved the removal of Abiomed, Artivion, and Cardiovascular Systems and the addition of Alphatec Holdings, CONMED Corp, Haemonetics Corp, and Integra LifeSciences to focus on companies of similar size and scale and with similar business models while maintaining a robust sample. The Committee retained the other 14 companies above.

Stockholder Engagement

At our 2023 annual meeting of stockholders, over 92% of the votes cast supported our Say-on-Pay vote. The Committee believes this high degree of stockholder support for our 2023 say-on-pay proposal affirms stockholders’ support of our executive compensation program. We remain committed to ongoing engagement with our investors on all appropriate matters, including executive compensation and governance. In 2023, we engaged with stockholders representing a significant percentage of our common stock on a regular basis, including on governance and social responsibility matters. The Committee considers stockholder input in evaluating the design of our executive compensation and the compensation decisions for each of the NEOs.

Chief Executive Officer Transition

As previously disclosed in our August 3, 2022 Form 8-K filing, we executed our Chief Executive Officer succession plan effective January 1, 2023, at which time Mr. Hoffman transitioned to a role as non-employee director and Mr. Hykes succeeded Mr. Hoffman as CEO.

The Committee approved the following changes for 2023 after considering factors including competitive market data for the CEO role, typical practices for internally promoted CEOs, and our compensation philosophy:

•	Base salary increased from $500,000 to $700,000

•	Annual incentive plan target opportunity increased from 65% of salary to 100% of salary

•	Target long-term incentive award increased from $2,329,000 to $3,750,000

No special bonuses or awards were provided to Mr. Hykes or Mr. Hoffman in connection with the transition.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve our objectives, the Committee utilizes the components of compensation set forth below. These components are regularly reviewed to ensure alignment to overall philosophy and strategies.

Component	Description and Objective
Base Salary	• Fixed Compensation • Set at market competitive levels recognizing individual experience, skills and performance

Annual Incentive Plan	• Performance-based cash compensation • Tied to company financial and non-financial strategic priorities (Revenue, Operating Income/(Loss), R&D and Clinical Research)

Equity

•  Two vehicles consisting of time-based Restricted Stock Units and Stock Options

•  RSUs and Stock Options which vest 1/16th per quarter over 4 years

•  Promotes retention, long-term stock ownership in Inari, and alignment to stockholder interests

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan and ESPP on the same basis as our other employees. Each of these elements of compensation for 2023 is described further below.

2023 Target Pay Mix

By emphasizing annual and long-term incentives, our 2023 pay mix reflects our executive compensation objectives, advances our pay-for-performance philosophy, and aligns executive officers’ interests with those of our stockholders.

A significant majority of 2023 target executive compensation opportunity is at-risk and long-term. This approach is consistent with our focus on pay-for-performance. We consider compensation to be “at-risk” if it is subject to operating performance or if its value depends on the value of our common stock. In 2023, 86% of our CEO’s compensation was at-risk compensation, and on average, 80% of the compensation of our other NEOs was at-risk. Additionally, long-term incentives accounted for 73% of CEO and 68% of other NEO compensation.

Base Salaries

The base salary of each NEO is intended to be competitive relative to our peer group. The Committee evaluates base salary decisions with consideration to overall competitiveness, performance, expertise, criticalness of role, and internal equity. To facilitate this evaluation, FW Cook prepared a comprehensive pay study outlining market compensation and positioning for each NEO.

In 2023 the Committee approved the following base salaries for our NEOs:

Named Executive Officer	2023 Base Salary ($)	2022 Base Salary ($)	% Change
Andrew Hykes (1)	700,000	500,000	40.0%
Mitchell Hill	500,000	485,000	3.1%
Thomas Tu, M.D.	500,000	485,000	3.1%

(1)	The change in Mr. Hykes’ salary from 2022 to 2023 was based on the role change from Chief Operating Officer in 2022 to Chief Executive Officer in 2023.

Annual Incentive Cash Compensation

The annual incentive plan is designed to achieve critical financial and non-financial measures that are critical to the execution of our overall business strategy and enhance stockholder value. The Committee is responsible for setting performance goals and payout levels, target award opportunities, and approving actual payouts under the incentive plan. The target opportunity is evaluated by the Committee annually, and similar to base salary, looks at overall competitiveness to the market.

Target opportunities for Mr. Hill and Dr. Tu remained the same, while the target opportunity for Mr. Hykes increased 35% with the change in role from Chief Operating Officer in 2022 to Chief Executive Officer in 2023.

Named Executive Officer	2023 Target Incentive	2022 Target Incentive	% Change
Andrew Hykes	100%	65%	35%
Mitchell Hill	60%	60%	0%
Thomas Tu, M.D.	60%	60%	0%

Performance Measures and Payout Determination. Each year, the Committee approves the annual incentive plan with financial and non-financial performance goals. Additionally, the Committee reviews the Company’s performance against the goals in determining the overall payout percentage. The 2023 design and payout information is listed below:

Metric	Weighting	Performance Goals				Weighted Payout %
Revenue	70%	Payout	$458.4M 50%	$482.5M 100%	$554.9M 200%	79%
Operating Income / (Loss)	10%	Payout	($33.7M) 100%	($16.9M) 125%	Better Than ($16.9M) + 1 profitable Qtr. 150%	15%
R&D/New Products	10%	Payout	Initiate limited market release (LMR) on 5 R&D projects 50%	Initiate LMR on 6 R&D projects 100%	Initiate LMR on 8 R&D projects 150%	10%
Clinical Research Milestones	10%	1. PEERLESS enrollment 2. DEFIANCE enrollment 3. Submission of abstracts, presentations and manuscripts 4. Submission of the first Inari real world data manuscripts: methods, methods + DVT, methods + DVT + PE				14%
Total Payout						118%

The following table summarizes the total 2023 annual incentive bonus earned by our NEOs:

Executive	Base Salary ($)	X	Target Incentive (%)	=	Target Incentive ($)	X	2023 Payout %	=	Actual Bonus Payout ($)
Andrew Hykes	700,000		100%		700,000		118%		826,000
Mitchell Hill	500,000		60%		300,000		118%		354,000
Thomas Tu, M.D.	500,000		60%		300,000		118%		354,000

Long-Term Incentives

Long-term equity incentives are the largest portion of compensation opportunity for our NEOs and designed for retention and alignment to stockholders’ interests. Annually, the Committee sets the individual target award for each NEO based on competitiveness, performance, expertise, criticalness of role, and internal equity.

In 2023, the Committee included stock options as part of the equity incentive award with a 25% overall weighting. This addition further aligns NEO interests to stockholders and creation of long-term growth.

The Committee approved the following target long-term incentive opportunities for each of the named NEOs in 2023:

Named Executive Officer	2023 Equity Target (1)(2)	2022 Equity Target	% Change
Andrew Hykes (3)	3,750,000	2,329,000	61.0%
Mitchell Hill	1,725,000	1,554,000	11.0%
Thomas Tu, M.D.	1,725,000	1,554,000	11.0%

(1)

Target value in this column does not match the value reported in the Summary Compensation Table or Grants of Plan Based Awards Table. For RSUs, the Committee approved converting intended values into a number of shares using a 30-trading day average prior to the grant date of February 18, 2023. The stock option awards are the grant date fair value computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model.
(2)	1/16th of the RSUs and stock options will vest on each quarterly anniversary of the vesting commencement date, January 1, 2023.
(3)	Mr. Hykes’ change in 2023 reflects the transition from Chief Operating Officer in 2022 to Chief Executive Officer in 2023.

For 2024, as part of the Committee’s commitment to grow and evolve the executive compensation program, the Committee again determined to provide stock options as part of the long-term incentive award with a 25% overall weighting, and further determined that 25% of the long-term incentive award will be in the form of Performance Share Units tied to 3-year cumulative revenue performance. The remaining 50% of the long-term incentive award will be in time-vested RSUs vesting quarterly over four years. This intentional change is based on stockholder feedback and further aligns the NEOs’ compensation to long-term growth of the Company and the interests of stockholders.

OTHER ELEMENTS OF EXECUTIVE COMPENSATION AND OTHER ASPECTS OF EXECUTIVE COMPENSATION PROGRAM

Stock Ownership Guidelines

To align our executive officers’ interests with those of our stockholders, we maintain stock ownership guidelines requiring that our Chief Executive Officer hold Inari shares with a value equal to three times (3x) his base salary and each other executive officer hold Inari shares with a value equal to one times (1x) their base salary. The Committee measures compliance with the guidelines as of the last business day of each calendar year based on the closing price of our common stock during the 30-trading day period through and including the last business day of the calendar year.

For purposes of determining compliance, the following shares are treated as owned: (i) shares of our common stock owned individually, either directly or indirectly; and (ii) shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children. No other rights to acquire shares of our common stock (including unexercised stock options or unvested RSUs) are considered shares of our common stock owned for purposes of satisfying the ownership requirement.

Should an executive officer fail to comply with the applicable ownership requirement, the Committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate.

As of December 31, 2023, each of our NEOs met their respective ownership requirement.

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. In 2023, we matched 100% of the greater of $3,000 or 4% of eligible employee contributions to the 401(k) plan, which matching contributions vest immediately.

Employee Benefits and Employee Stock Purchase Plan

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including (a) medical, dental and vision benefits; (b) medical and dependent care flexible spending accounts; (c) long-term disability insurance; and (d) life insurance. In addition, all of our full-time employees can elect to participate in our employee stock purchase program.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Severance and Other Benefits Payable Upon Termination of Employment or Change in Control

We entered into new employment agreements with each of our NEOs during 2023, which replaced their existing employment agreements. Pursuant to their respective employment agreements and/or equity award agreements, each of our NEOs is entitled to certain payments and benefits in certain termination situations or upon a change in control. See “—Potential Payments Upon Termination or Change-In-Control” for more information on these payments and benefits and a description of certain terms of the new employment agreement.

Accounting Considerations

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. The Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging transactions; short sales; transactions puts, calls and other derivatives securities or instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of the our securities, day trading and arbitrage trading and purchases of securities on margin. In limited circumstances and subject to pre-approval, pledging of securities and contributing company securities in exchange for interests in private exchange traded funds for diversification purposes may be permitted.

Clawback Policy

Our Clawback Policy applies to incentive compensation paid to our executive officers, including our NEOs. The policy provides that if we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement, our Compensation Committee shall require the NEO to forfeit all or part of any applicable incentive compensation received by the NEO during the covered period. For purposes of this policy, incentive compensation means any compensation that is earned, granted, or vested based wholly or in part upon the attainment of a financial reporting measure. Our Clawback Policy complies with the requirements of the new SEC and Nasdaq rules.

Compensation Committee Report

The Committee reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2024 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The preceding report has been furnished by the members of the Committee:

Jonathan Root, M.D. (Chair)

Dana G. Mead, Jr.

Donald Milder

Catherine Szyman

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our NEOs during fiscal years 2023, 2022 and 2021. Mr. Hoffman resigned from his position as Chief Executive Officer effective December 31, 2022, and Mr. Hykes became Chief Executive Officer effective January 1, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew Hykes,	2023	700,000	—	2,606,744	937,488	826,000	13,133	5,083,365
Chief Executive Officer	2022	500,000	—	2,263,932	—	354,250	9,532	3,127,714
	2021	450,000	292,500	1,812,192	—	—	8,335	2,563,026
Mitchell Hill,	2023	497,500	—	1,199,072	431,242	354,000	13,133	2,494,947
Chief Financial Officer	2022	485,000	—	1,510,551	—	317,190	8,889	2,321,629
	2021	410,892	267,150	1,208,505	—	—	9,374	1,895,921
Thomas Tu, M.D.,	2023	497,500	—	1,199,072	431,242	354,000	14,133	2,495,947
Chief Medical Officer	2022	485,000	—	1,510,551	—	317,190	10,752	2,323,492
	2021	450,000	292,500	1,208,505	—	—	9,789	1,960,794

(1)

The amounts shown under Stock Awards and Option Awards reflect the aggregate grant date fair value with respect to stock and options granted in the relevant year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

Amounts shown in this column for 2023 were earned under our cash bonus plan based on achievement of performance criteria for 2023 as described in the “Compensation Discussion and Analysis” above. Bonus amounts for 2022 and 2021 are included in the “Bonus” column as they were not paid based on achievement of predetermined performance criteria under a plan.

(3)	Consists of 401(k) matching contributions, life insurance and long-term disability insurance premiums paid by the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2023.

GRANTS OF PLAN-BASED AWARDS FOR 2023

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards (#)(2)	Option Exercise or Base Price of Option Awards ($/Share	Grant Date Fair Value Of Stock Option Awards ($)(3)
Andrew Hykes	2/18/2023	46,549			2,606,744
	2/18/2023		36,085	56.00	937,488
Mitchell Hill	2/18/2023	21,412			1,199,072
	2/18/2023		16,599	56.00	431,242
Thomas Tu, M.D.	2/18/2023	21,412			1,199,072
	2/18/2023		16,599	56.00	431,242

(1)	RSUs with respect to shares of common stock were granted under the 2020 Incentive Award Plan. 1/16th of the RSUs vest on each quarterly anniversary of January 1, 2023, the vesting commencement date.

(2)	Options granted to our NEOs under the 2020 Incentive Award Plan which vest on each quarterly anniversary of January 1, 2024, the vesting commencement date.
(3)

The amounts shown reflect the grant date fair value of options and stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718 and, in the case of RSUs, the amounts shown reflect the aggregate grant date fair value of awards granted in the relevant year, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements for Executive Officers

In 2023, we entered into employment agreements with each of our NEOs, the material terms of which are described below. In addition, as a condition of employment each of our NEOs has also entered into our standard confidential information and invention assignment agreement. In February 2023, we amended and restated the employment agreement with Mr. Hykes to reflect his new role of President and Chief Executive Officer, and his employment agreement was subsequently amended along with the employment agreements for our NEOs in September 2023.

Andrew Hykes

Pursuant to his current employment agreement, Mr. Hykes serves as the President and Chief Executive Officer of the Company and reports directly to the Company’s Board of Directors. His agreement provides for an initial term ending on the fifth anniversary of its effective date, with an automatic one-year renewal thereafter.

Under the employment agreement, Mr. Hykes is entitled to receive an annual base salary subject to increase at the discretion of the Company’s Board of Directors or a subcommittee thereof; in addition, he is eligible to receive an annual performance bonus target of his then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Company’s Board of Directors or a subcommittee thereof. Pursuant to the employment agreement, Mr. Hykes is also eligible to participate in customary health, welfare and fringe benefit plans, provided by the Company to its employees.

For a discussion of the payments and other benefits to which Mr. Hykes is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon Termination or Change-in-Control” below.

Mitchell Hill and Thomas Tu, M.D.

The current employment agreements for Mr. Hill and Dr. Tu contain the same terms and conditions as Mr. Hykes’s agreement, except:

•	Positions. Mr. Hill serves as Chief Financial Officer and Dr. Tu serves as Chief Medical Officer and each report to the Company’s Chief Executive Officer.

•	Salary and Bonus. Each of Mr. Hill and Dr. Tu are entitled to receive an annual base salary and an annual performance bonus target of the executive’s then-current annual base salary.

For a discussion of the payments and other benefits to which Mr. Hill and Dr. Tu are entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon Termination or Change-in-Control” below.

Outstanding at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2023.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR END

		Option Awards					Stock Awards
Name	Grant Date	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Andrew Hykes	05/03/2018	161,100	—		0.43	5/03/2028	—		—
	03/12/2019	16,719	—		0.46	3/12/2029	—		—
	01/17/2020	16,719	—		6.45	1/17/2030	—		—
	02/11/2021	—	—		—	—	4,008	(2)	260,199
	02/17/2022	—	—		—	—	14,940	(2)	969,905
	02/18/2023	9,021	27,063	(3)	56.00	2/18/2030	34,912	(2)	2,266,487

Mitchell Hill	04/23/2019	94,477	—		0.46	4/23/2029	—		—
	02/11/2021	—	—		—	—	2,673	(2)	173,531
	02/17/2022	—	—		—	—	9,968	(2)	647,123
	02/18/2023	4,149	12,450	(3)	56.00	2/18/2030	16,059	(2)	1,042,550

Thomas Tu, M.D.	04/23/2019	139,584	—		0.46	4/23/2029	—		—
	01/17/2020	4,149	—		6.45	1/17/2030	—		—
	02/11/2021	—	—		—	—	2,673	(2)	173,531
	02/17/2022	8,420	—		—	—	9,968	(2)	647,123
	02/18/2023	—	12,450	(3)	56.00	2/18/2030	16,059	(2)	1,042,550

(1)

The market value of the RSUs that have not vested is calculated by multiplying the fair market value of a share of our common stock as of the close on December 29, 2023 ($64.92) by the number of RSUs outstanding under the award.

(2)	Consists of RSUs granted under the 2020 Plan. 1/16th of the RSUs will vest on each quarterly anniversary of the vesting commencement date, subject to continued service on the applicable vesting date.
(3)

Consists of stock options granted under the 2011 Plan. 1/16th of the shares underlying the award will vest on each monthly anniversary of the vesting commencement date, subject to continued service on the applicable vesting date.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised, and the number of shares of common stock acquired upon the vesting of RSUs, in each case, by our NEOs for the fiscal year ending December 31, 2023.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andrew J. Hykes	—	—	450,721	29,492,017
Mitchell Hill	78,000	4,780,593	137,064	8,792,034
Thomas Tu, M.D.	20,000	1,166,430	304,255	19,915,808

(1)	Values were determined based on the difference between the fair market value of our shares on the date of exercise and the exercise price of the options.
(2)	Values were determined based on the fair market value of our shares on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above, we entered into new employment agreements with each of our NEOs in September 2023 that amend and replaced each executive’s existing employment agreement. The new employment agreements: (i) provide for automatic renewal on the fifth anniversary of the effective date for additional one-year terms, unless either the Company or an executive gives notice of non-renewal of his Agreement within sixty days prior to the end of the then applicable term, (ii) permit the NEOs to serve on the board of directors of for-profit corporations, subject to the Board’s approval and the Company’s Corporate Governance Guidelines, (iii) provide for the cash severance to be payable in connection with a change in control to be a multiple of the sum of the Executive’s base salary and target bonus, not base salary only, and (iv) add the payment of an Executive’s pro rata bonus in the event of a qualifying termination not in connection with a change of control. Further detail about the severance provisions in the new NEO employment agreement is provided below.

Andrew Hykes

In September 2023 we entered into an amended and restated employment agreement with Mr. Hykes. Pursuant to his employment agreement, if Mr. Hyke’s employment is terminated by the Company without “cause,” or by Mr. Hykes for “good reason” (each, as defined in the employment agreement, and referred to herein as a qualifying termination) then Mr. Hykes will be entitled to receive the following severance payments and benefits: (i) an amount equal to Mr. Hykes’ annual base salary then in effect plus pro rata bonus; and (ii) continued healthcare coverage for 12 months after the termination date.

However, if either such termination of employment occurs three months prior to, on, or within 12 months following a “change in control” (as defined in the 2020 Plan), then Mr. Hykes instead will be entitled to receive: (i) an amount equal to two times the sum of Mr. Hykes’ annual base salary then in effect plus target annual bonus; (ii) continued healthcare coverage for 24 months after the termination date; (iii) Mr. Hykes’ target annual bonus, prorated based on the date of termination; and (iv) full accelerated vesting of all outstanding and unvested time-based vesting awards.

The severance payments and benefits described above are subject to Mr. Hykes’ execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary restrictive covenants. The employment agreement also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Hykes will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Hykes.

Mitchell Hill and Thomas Tu, M.D.

In September 2023, we entered into amended and restated employment agreements with Mr. Hill and Dr. Tu, respectively. The employment agreements for Mr. Hill and Dr. Tu contain the same termination-related terms and conditions as Mr. Hykes’ agreement, except that if the executive experiences a qualifying termination of employment, his severance will be: (i) an amount equal to 0.75 times his annual base salary then in effect plus pro rata bonus; and (ii) continued healthcare coverage for nine months after the termination date. However, if such termination of employment occurs three months prior to, on, or within 12 months following a “change in control” (as defined in the 2020 Plan), the executive instead will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of 1.5 times his annual base salary then in effect plus target bonus; (ii) continued healthcare coverage for 18 months after the termination date; (iii) the executive’s target annual bonus, prorated based on the date of termination; and (iv) full accelerated vesting of all outstanding and unvested time-based vesting awards.

Summary of Potential Payments

The following table summarizes the payments and other benefits that would be provided to our NEOs upon the occurrence of certain qualifying terminations of employment and/or a change in control, in any case, occurring on December 31, 2023. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2011 Plan and 2020 Plan.

Name and Event	Cash Severance ($)	Bonus ($)	Stock Option Acceleration ($)(1)	Restricted Stock Unit Acceleration ($)(1)	Benefit Continuation ($)(2)	Total ($)
Andrew Hykes
Termination Without Cause/For Good Reason (No Change in Control)	700,000	700,000	—	—	29,404	1,429,404
Termination Without Cause/For Good Reason with a Change in Control	1,400,000	1,400,000	241,411	3,496,591	58,809	6,656,811
Change in Control/Death (No Termination)	—	—	—	3,496,591	—	3,496,591

Mitchell Hill
Termination Without Cause/For Good Reason (No Change in Control	375,000	300,000	—	—	22,127	397,128
Termination Without Cause/For Good Reason with a Change in Control	750,000	450,000	111,054	1,863,204	44,255	2,993,513
Change in Control/Death (No Termination)	—	—	—	1,863,204	—	1,863,204

Thomas Tu, M.D.
Termination Without Cause/For Good Reason (No Change in Control)	375,000	300,00	—		22,127	697,128
Termination Without Cause/For Good Reason with a Change in Control	750,000	450,000	111,054	1,863,204	44,255	3,218,513
Change in Control/Death (No Termination)	—	—	—	1,863,204	—	1,863,204

(1)

Based upon the closing price of common stock ($64.92) on December 29, 2023. The reported value of options and RSUs is based upon full accelerated vesting of all outstanding and unvested time-vesting awards in the event of a change in control qualifying termination (as defined).

(2)	The reported value of these continued benefits coverage is an estimate based upon the monthly cost of such benefits to the Company as of December 31, 2023.

Pay Ratio Disclosure

As a result of the rules the SEC adopted under the Dodd-Frank Act and Item 402 (u) of Regulation S-K, we are providing the following disclosure about the ratio of the total annual compensation of our Chief Executive Officer during fiscal 2023, Mr. Hykes, compared to the total annual compensation of the median compensated employee within our worldwide workforce.

For 2023, the median of the annual total compensation of all our employees (excluding our CEO) was $136,503; (ii) the annual total compensation for our CEO was $5,083,365; and (iii) the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2023 is 37:1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions described below.

Calculation Methodology

We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2023 (employee population determination date) as summarized below. The methodology we used to determine the median employee for 2023 is described below.

For 2023, we considered all individuals who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, other than our CEO, whether employed on a full-time, part-time, seasonal or temporary basis, as applicable. We did not include any contractors or other non-employee workers in our employee population.

To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary for 2023. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2023. For all full-time and part-time employees hired during 2023, we annualized their base salary or wages as if they had been employed for the entire measurement period. Base salaries for temporary and seasonal employees hired during 2023 were not annualized. We did not make any cost-of-living adjustment.

Our employee population as of our determination date consisted of approximately 1,270 individuals in the United States and in our international locations (including our consolidated subsidiaries) who were employed by us on a full-time, part-time, or seasonal basis, including employees on a leave of absence.

Using this methodology, we identified the individual at the median of our employee population. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Summary Compensation Table as set forth in this Proxy Statement.

Other Information—Dodd-Frank Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation
S-K,
we are providing the following information about executive compensation for our principal executive officer (PEO) and non-PEO
NEOs (Other PEOs) and company performance for the years listed below. This disclosure is not incorporated by reference into our 2023 Annual Report on Form
10-K.
The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For information about our pay-for-performance
philosophy and how the Compensation Committee aligns executive compensation with the company’s performance, refer to the Compensation Discussion and Analysis section above.

	Andrew Hykes		William Hoffman		Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income ($ Thousands)	Revenue ($ Thousands)
Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Summary Compensation Table Total for PEO 2	Compensation Actually Paid to PEO 2			Total Shareholder Return	S&P Healthcare Equipment Select Industry Index*
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$5,083,365	$2,625,679	—	—	$2,495,447	$1,157,714	$152.72	$98.87	($1,636.4)	$493,632
2022	—	—	$4,866,193	($24,243,586)	$2,590,945	($7,378,757)	$149.52	$104.81	($28,016.0)	$383,471
2021	—	—	$3,771,486	$8,619,950	$2,139,914	$4,026,570	$214.70	$136.76	$9,434.0	$276,984
2020	—	—	$1,128,458	$116,945,031	$910,017	$50,298,228	$205.34	$132.14	$13,793.0	$139,670

(a)	Mr. Hykes was our PEO in 2023 succeeding Mr. Hoffman who retired in December 31, 2023. The individuals comprising the Other PEOs for each year presented are:

2023	Thomas Tu, M.D. Mitchell Hill
2022	Andrew Hykes Thomas Tu, M.D. Mitchell Hill
2021	Andrew Hykes Thomas Tu, M.D. Mitchell Hill
2020	Andrew Hykes Thomas Tu, M.D.

(b)
See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our PEO and the average compensation calculation for our Other PEOs for each year covered in the table.

(c)
The amounts shown for Compensation Actually Paid (CAP) have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by our PEO or Other PEOs. These amounts reflect the Summary Compensation Table Total (SCT) with certain adjustments as set forth in the following reconciliation table:

Fiscal Year	Executives	SCT (a)	Grant Date Value of New Awards (b)	Year End Value of New Awards (i)	Change in Value of Outstanding and Unvested Awards Granted in Prior Fiscal Years (ii)	Change in Value of Vested Awards Granted in Prior Fiscal Years (iii)	Fair Value of Vested Awards Granted and Vested in Current Fiscal Year (iv)	Fair Value at Start of Fiscal Year of Awards That Failed to Meet Vesting Conditions (v)	Value of Dividends Paid on Equity Awards not Reflected in Fair Value (vi)	Total Equity Award Adjustments (c) = (i) + (ii) + (iii) + (iv) + (v) + (vi)	CAP (d) = (a)- (b)+(c)
2023	PEO	$5,083,365	$3,544,232	$3,366,206	$29,773	($3,030,133)	$720,699	$0	$0	$1,086,546	$2,625,679
	Non PEO NEOs	$2,495,447	$1,630,314	$1,548,444	$19,836	($1,607,198)	$331,500	$0	$0	$292,581	$1,157,714

(d)
TSR was calculated in the table using a price of $42.51, which represents the per share closing price of our common stock on May 22, 2020, the date of our initial public offering (IPO). For comparison purposes, the following table shows two other TSR calculations based on (A) a per share price of $4.52, the 409A valuation of a share of common stock on December 31, 2019 and (B) on a per share price of $19.00, the target price of our common stock in our IPO. The closing price of our common stock was $87.29, $91.27, $63.56, and $64.92 on December 31, 2020, December 31, 2021, December 30, 2022 and December 29, 2023, respectively.

Year	12/31/2019 409A Valuation ($4.52) (A)	5/22/2020 IPO Target Price ($19) (B)
2023	$1,436.28	$341.68
2022	$1,406.19	$334.53
2021	$2,019.25	$480.37
2020	$1,931.19	$459.42

(e)
The Peer Group TSR set forth in this table utilizes the S&P Healthcare Equipment Select Industry Index, which we also use for the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting May 22, 2020 (the date of our IPO) through the end of the listed year in the company and in the S&P Healthcare Equipment Select Industry Index, respectively. All dollar values present a pre-tax
return and assume reinvestment of any dividends paid by the constituents of the S&P Healthcare Equipment Select Industry Index. Historical stock performance is not necessarily indicative of future stock performance. This index is not the Peer Group used by the Compensation Committee to inform compensation levels for our PEOs.

(f)
This column shows our net income (loss) for each year covered by the table. No portion of PEO compensation is directly dependent upon our net income (loss) for the years presented; however, SEC rules require that net income be presented as a performance measure in this table.

(g)
This column shows our actual revenue for each year covered by the table. We consider revenue to be a key metric in our executive compensation program, as this is the primary financial metric used in determining payouts under our annual cash bonus program. See the Compensation Discussion and Analysis section for more information regarding the use of this performance measure in our executive compensation program.

Relationship Between Compensation Actually Paid and Performance Measures
The graph below illustrates the relationship between CAP and our TSR for the CEO and Average Other NEOs for each of the past four years.

CAP vs. Net Income
and
CAP vs. Revenue
The graph below illustrates the relationship between the CAP values for the CEO and Average Other NEOs and our Net Income and Revenue, respectively.

Inari TSR vs. S&P Healthcare Equipment Select Industry Index
The graph below illustrates the relationship between our four-year cumulative TSR and that of the S&P Healthcare Equipment Select Industry Index.
Tabular List of Financial Performance Metrics
We believe the three performance measures below represent the most important financial performance measures used by us to inform compensation actually paid to our PEOs for the year ended December 31, 2023:

•	Revenue;

•	Operating income; and

•	Stock Price Performance.
For additional details regarding our most important financial performance measures, please see
Compensation Discussion and Analysis
above.

Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	2,411,697	(1)	9.87	(2)	8,579,786,	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,411,697	(1)	9.87	(2)	8,579,786	(3)

(1)
Amount includes shares of common stock issuable under our 2011 Plan and our 2020 Plan pursuant to 1,103,899 stock options and 1,307,798 RSUs but does not include any shares of common stock issuable under our Employee Stock Purchase Plan (“ESPP”). We issue shares under our ESPP once every six months based on employee elections in the preceding six months. Pursuant to the terms of our ESPP, the number of shares to be issued and the price per share is not determined until immediately before the issuance of such shares.

(2)	Excludes RSUs, which have no exercise price.
(3)
Includes shares available for future issuance under our 2020 Plan (6,476,157 shares) and our ESPP (2,103,629 shares). The number of shares available for issuance under our 2020 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2021 and ending on and including January 1, 2030, in an amount equal to the lesser of (i) 3% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2021 and ending in 2030, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. With respect to the ESPP, the maximum number of shares subject to purchase during the purchase period in effect on December 31, 2023 was 331,632.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K promulgated by the SEC, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy but are reviewed on a regular basis by the audit committee.

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeds $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Recruiting Services

The Company utilizes MRI The Hoffman Group (“MRI”), a recruiting services company owned by the brother of William Hoffman, a current member of our Board and former Chief Executive Officer and President. The Company paid for recruiting services provided by MRI amounting to $165,000 for the year ended December 31, 2023.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC.

To our knowledge and based solely on a review of the copies of such reports filed with the SEC, during the fiscal year ended December 31, 2023, our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that, due to administrative error, a late Form 4 was filed for Mr. Hoffman on each of (1) May 18, 2023 reporting the sale of shares on May 15, 2023 and (2) October 3, 2023 reporting the withholding on April 1 and July 1, 2023 of shares of common stock to satisfy tax obligations in connection with the vesting of RSUs.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Secretary, Inari Medical, Inc., 6001 Oak Canyon, Suite 100, Irvine, CA 92618, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, American Stock Transfer & Trust Company, LLC.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Compensation Committee and Audit Committee included in this proxy statement are not specifically incorporated by reference into any other filings that we make with the SEC. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy you submit will authorize the persons named therein to vote the shares for which you grant your proxy on such matters in their discretion.

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.

By Order of the Board of Directors

Angela Ahmad

General Counsel and Secretary

March 13, 2024

A copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 28, 2024, is available without charge upon written request to Investor Relations, Inari Medical, Inc., 6001 Oak Canyon, Suite 100, Irvine, CA 92618 or by accessing a copy on Inari’s website at www.inarimedical.com in the Investors section under “Financials.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

INARI P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/NARI • • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-250-6202 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register at www.proxydocs.com/NARI by April 23, 2024 5:00 PM ET to attend the meeting online. Inari Medical, Inc. Annual Meeting of Stockholders For Stockholders of record as of February 28, 2024 DATE: Wednesday, April 24, 2024 TIME: 1:00 PM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/NARI for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Angela Ahmad and Mitchell Hill (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Inari Medical, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION SET FORTH ON THE REVERSE SIDE. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Inari Medical, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS YOUR VOTE RECOMMENDS PROPOSAL 1. To elect the four nominees for Class I director to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified. FOR WITHHOLD FOR #P2# 1.01 Rebecca Chambers 1.02 William Hoffman 1.03 Andrew Hykes 1.04 Donald Milder FOR AGAINST ABSTAIN 2. To ratify the appointment of BDO USA, P.C. as the independent registered public accounting firm for the Company's fiscal year ending December 31, 2024. #P6# 3. To approve, on an advisory basis, the compensation of our named executive officers. #P7# NOTE: Your proxy holder will also vote on any such other business as may properly come before the meeting or any adjournment thereof. You must register at www.proxydocs.com/NARI by April 23, 2024 5:00 PM ET to attend the meeting online. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date